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Exhibit 11.1


COMPUTATION OF EARNINGS PER SHARE

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

                                                                   Three Months Ended
                                                                       January 31,
                                                                  2001            2002
                                                               (restated)      (unaudited)
                                                             ------------    -------------
Numerator:
Net income                                                   $    107,223    $    486,506
Preferred stock dividends                                         (37,500)
Cumulative effect of change in accounting principle              (576,001)              -
                                                             ------------    ------------

Net income (loss) available to common shareholders
                                                                 (506,278)        486,506

Denominator:
Denominator for basic earnings per share- weighted-average
  shares                                                        9,906,406      10,214,545
Effect of dilutive securities:
Employee stock options                                                  -         489,841
Warrants                                                                -               -

Dilutive potential common shares                                        -               -
                                                             ------------    ------------

Denominator for diluted earnings per share adjusted
  weighted-average shares and assumed conversions
                                                                9,906,406      10,704,386


Basic and diluted (loss) earnings per share
                                                             $       (.05)   $        .05


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